Contacts:

Mark T. Thies

Executive Vice President & CFO

Black Hills Corporation

(605) 721-2331

mthies@bh-corp.com

Dale T. Jahr

Director of Investor Relations

Black Hills Corporation

(605) 721-2326

djahr@bh-corp.com

Andrea Calise

Kekst and Company

(212) 521-4845

andrea-calise@kekst.com

For Immediate Release

BLACK HILLS CORPORATION PROPOSES STRATEGIC MERGER WITH NORTHWESTERN CORPORATION

--Under Proposal, NorthWestern Stockholders Would Receive Primarily Black Hills Stock Based Upon An Exchange Ratio With An Implied Value for NorthWestern Shares Between $33 to $35 Per Share--

--Combination Would Create A Strong Diversified Regional Energy Company--

RAPID CITY, South Dakota—November 23, 2005—Black Hills Corporation, Inc. (NYSE:BKH), a diversified energy company, today announced that it has proposed a strategic combination with NorthWestern Corporation (NASDAQ:NWEC), a neighboring utility company, in a stock-for-stock merger of the two companies. Black Hills said that its objective in combining with NorthWestern is to build a strong diversified regional energy company that would serve the best interests of shareholders, customers and the communities served by the two companies.

Under the proposal, NorthWestern stockholders would receive Black Hills stock based upon an exchange ratio with an implied value for NorthWestern shares between $33 to $35 per share, or a 13% to 20% premium based on NorthWestern’s current stock price of $29.15. Black Hills said that it would consider paying a part of the consideration in cash.

Based on 35.7 million NorthWestern shares outstanding, the total equity value of the transaction to NorthWestern stockholders would range between $1.178 billion and $1.250 billion.

The proposal was outlined in a letter (see below) dated November 21, 2005 from David R. Emery, Chairman, President and Chief Executive Officer of Black Hills, to Michael J. Hanson, President and Chief Executive Officer of NorthWestern Corporation (NASDAQ:NWEC) and Linn E. Draper, Chairman of the Board of NorthWestern.

“We felt compelled to make our interest in NorthWestern known after witnessing public overtures from another potential buyer and the strong support for a sale of the company from NorthWestern stockholders. We believe our proposal represents a full and fair price for NorthWestern stockholders and represents a high certainty of successful execution,” said Mr. Emery. “Moreover, this is a unique opportunity for the shareholders of Black Hills and the stockholders of NorthWestern to build a strong, diversified energy company in the Northern Rocky Mountain/Northern Plains region, founded upon the operating strength of our combined retail utility companies. We expect the combination to lead to enhanced customer service and a continued commitment to the high level of community involvement and personal services that customers in both companies’ rural communities have come to rely upon.

“We believe the increased scale of the combined company will provide meaningful operating, financial and strategic benefits to both companies and their shareholders, particularly as the utility industry consolidates. With a significantly increased market capitalization, the combined company’s common stock will provide NorthWestern stockholders with a substantially more liquid security.”

Mr. Emery stated that, “The proposal provides opportunities for greater future growth based upon Black Hills’ track record of successfully integrating acquisitions, developing and operating clean, efficient electric generation, and delivering operating results. We believe we can work with NorthWestern management to integrate our operations for the benefit of shareholders, and beyond that, to provide stable, reliable, community-based service to our customers.

“We are eager to move forward with our proposed combination with NorthWestern, and we invite NorthWestern’s stockholders, who are interested in such a combination, to share their views about the future of their company with NorthWestern’s management and directors.”

Mr. Emery concluded, “Ultimately, the full value of this proposed combination will also depend upon the willingness of the combined companies to hear and respond, as partners, to the interests of state regulators and community leaders. This approach to our business has characterized the culture of Black Hills for decades. Ever mindful of our responsibility to our shareholders, we also look forward to the opportunity to meet and discuss the merits of our proposal with leaders in the states of South Dakota, Montana, Nebraska and Wyoming, in an effort to establish and reaffirm our lasting commitment to serve this region.”

Black Hills proposal is subject to customary conditions, including negotiation of a definitive agreement, completion of final due diligence and receipt of required regulatory and other approvals.

Black Hills is being advised by Lehman Brothers. Morgan, Lewis & Bockius LLP is the legal advisor to Black Hills.

About Black Hills:

Black Hills Corporation is a diversified energy company. Black Hills Energy, the wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. More information is available at our Internet web site: www.blackhillscorp.com.

Proposal Letter:

The following is the complete text of the letter dated November 21, 2005 from David R. Emery, Chairman, President and Chief Executive Officer of Black Hills, to Michael J. Hanson, President and Chief Executive Officer of NorthWestern and Linn E. Draper, Chairman of the Board of NorthWestern:

[Black Hills Corporation Letterhead]

PRIVATE & CONFIDENTIAL

November 21, 2005

Board of Directors

NorthWestern Corporation

125 South Dakota Avenue

Sioux Falls, South Dakota 57104

Attention: Michael J. Hanson, President and Chief Executive Officer and Linn E. Draper, Chairman of the Board

Dear Mike and Linn:

As I expressed to you in our recent discussions, Black Hills Corporation (“Black Hills”) believes NorthWestern Corporation (“NorthWestern”) is an exceptional company with sound business fundamentals. Our Board of Directors, has concluded that a strategic merger of our companies would deliver significant value to our respective shareholders, and position the combined company for greater, future growth. Our companies share a common commitment to provide reliable energy service and supply to the Northern Rocky Mountain/Northern Plains region. We operate under a similar business philosophy, including the high level of community involvement and personal service that customers in rural and small communities have come to expect. It is my impression, based on our discussions, that you share many of these views.

During our telephone call on November 1st, I provided terms upon which we proposed to commence negotiations toward a merger between our respective companies. The terms included a substantial current premium for control for NorthWestern’s shareholders, as well as an excellent long-term value proposition. We have your initial response, but with great respect for you and your Board, Black Hills believes its proposal deserves further consideration. We now wish to state the proposal in more formal terms. We expect to contact some of your shareholders directly to gauge their enthusiasm for the Transaction.

Accordingly, we submit for consideration by you and the other members of NorthWestern’s Board of Directors a proposal that Black Hills and NorthWestern combine in a stock-for-stock merger (the “Transaction”) pursuant to which the holders of outstanding shares of common stock of NorthWestern would exchange into Black Hills common stock for those shares based upon an exchange ratio consistent with value per share of NorthWestern common stock in the range of $33.00 to $35.00 per share, or a 14% to 20% premium to NorthWestern’s current stock price of $29.06. We have analyzed an all-stock merger but may consider paying part of the consideration in cash. We believe that your shareholders would find this proposal compelling, and to that end, we are prepared to move quickly toward the negotiation and entry into a mutually acceptable merger agreement with you.

We expended substantial effort in developing this value range on the basis of publicly-available information. Once we have the opportunity to conduct due diligence of non-public information and to negotiate with representatives of NorthWestern we can confirm the value we ascribe to your company. We are also willing to afford representatives of NorthWestern the opportunity to review non-public information about Black Hills. To that end, we would be prepared to enter into an appropriate confidentiality agreement.

We believe that the Transaction is in the best interest of all constituencies involved, including most notably, NorthWestern’s shareholders. Specifically, we believe the following will be among the many benefits of a strategic merger between Black Hills and NorthWestern:

•	Provides a full and fair price, which reflects a premium of up to 21% to NorthWestern’s stock price prior to the announcement of the MPPI offer and up to 20% to the 30 day average stock price
•	Creates a diversified energy and utility player in the Northern Rocky Mountain/Plains region that can better manage commodity and supply requirements

•	Combines contiguous regulated electric and gas service territories, thus creating the opportunity for meaningful operational, revenue enhancement, cost and other financial synergies
•

Offers a merger partner with extensive experience in the development of gas and coal-fired generation, including the development and operation of mine-mouth facilities that provide a low cost, stable power supply to serve retail electric load

•	Expands opportunities to redeploy NorthWestern’s free cash flow to stimulate earnings growth
•	Supports NorthWestern’s transition to a more traditional utility shareholder base
•	Offers a merger partner with a lasting commitment to the region, and one which is well-known to and respected by the South Dakota and Montana regulatory commissions

As a merger partner, Black Hills brings a number of complementary skills as well as financial and operational strengths to the Transaction.

•

Financially Strong Company: Black Hills is a vertically integrated energy and utility company based in Rapid City, South Dakota. While Black Hills was incorporated in 1941, it developed through the consolidation of regional utilities, some of which began serving the area as early as 1883. Black Hills has a current equity market capitalization of $1.27 billion and is publicly listed on the NYSE (ticker: BKH). Black Hills would also bring considerable credit strength to the combined entity given its BBB- / Baa3 senior unsecured ratings by Standard & Poor’s and Moody’s, respectively.

•

Utility Partner: Black Hills’ Retail Services group consists of electric and combination electric and gas utilities. The electric utility, Black Hills Power, generates, transmits, and distributes electricity to approximately 62,000 customers in South Dakota, Wyoming, and Montana and sells electric energy and capacity on a wholesale or off-system basis. The combination electric and gas utility, Cheyenne Light, Fuel & Power (“Cheyenne”), provides electricity to approximately 38,000 customers, and natural gas to 31,000 customers in Cheyenne, Wyoming, and vicinity.

•

Diverse Energy Experience: Black Hills’ Wholesale Energy group engages in the production and sale of electric capacity and energy in the Rocky Mountain and western regions of the United States. We have expertise in the development and operation of both coal and gas-fired electric generation, including over 1400 MW of regulated and wholesale generating capacity. Our Exploration and Production group produces natural gas and crude oil throughout the Rocky Mountain region of the United States. As of December 31, 2004, Black Hills had 173 billion cubic feet of total proved oil and natural gas reserves. We mine and produce coal at the Wyodak Mine, near Gillette, Wyoming. With 294 millions of tons of coal reserves, the Wyodak Mine is the oldest mine in continuous operation in the Powder River Basin. Finally, we market and provide for transportation of fuel products in the western and mid-continent regions of the United States, and in western Canada.

•	Oriented to Provide Shareholder Value: Black Hills’ strong management team has delivered cumulative shareholder returns of 72% over the past 3 years.

•

Recent Utility Acquisition Experience: As evidenced by the purchase and integration of Cheyenne Light, Fuel and Power completed earlier this year, Black Hills has recent experience in acquiring and successfully integrating utility properties. Prior to the acquisition, Cheyenne Light was experiencing substantial customer service and billing problems, and owned none of its own generation supply. Within nine months of closing the acquisition, however, Black Hills accomplished the following with respect to Cheyenne:

•	Dramatically improved customer service, as acknowledged in public hearings by the Wyoming Public Service Commission
•	Secured an amended air permit for construction of a new coal-fired generation facility at its Wyodak complex
•	Filed and received approval of an Integrated Resource Plan for future generation supply, including plans to quickly develop new, rate-based generation for Cheyenne
•	Received approval of a Certificate of Convenience and Public Necessity for the construction of the new power plant
•	Commenced construction of the Wygen II facility (90 MW mine-mouth, coal-fired)
•	Filed and received approval for a Gas Cost Adjustment
•	Filed, settled, and received approval of an overall gas and electric rate increase, to be effective January 1, 2006

In order to proceed with this initiative, we suggest the following course of action should this proposal receive the favorable consideration of your Board of Directors.

•

Black Hills will deliver a fully documented proposal that NorthWestern’s Board will be able to analyze and consider. Black Hills will invest the resources to achieve the following within 30 to 45 days of entering into a confidentiality agreement:

(i)	Conduct and complete final due diligence on NorthWestern with its cooperation and access to relevant personnel ; and
(ii)	Negotiate a definitive agreement

•

Once a definitive agreement is reached and executed, the closing would be subject only to required regulatory approvals and other provisions typical for a transaction of this nature. Black Hills would work with NorthWestern to jointly gain the support of both sets of shareholders, with an expectation of strong positive responses from all constituencies. Based upon Black Hills’ relationship with the South Dakota and Montana regulatory commissions, we are confident that the Transaction we propose would receive timely regulatory approvals, and meet any merger guidelines established by state and federal regulators.

Please note that this proposal is a non-binding statement of present intent only, and is subject to the satisfactory completion of due diligence, customary approvals, and legal documentation. The rights and obligations of the parties shall only be as set forth in the executed definitive agreements. We have and will take appropriate steps to maintain confidentiality of this letter and believe that you are under no legal obligation to disclose publicly either this letter or its contents. Black Hills regards this opportunity as being strategic and having great potential. Accordingly, we request the favor of a formal response to this proposal within a reasonable period of time, which enables us to update our Board of Directors on the progress of this initiative.

After further consideration, and with the benefit of direct consideration by shareholder representatives, we hope that you and the other members of NorthWestern’s Board will agree that this proposal offers a unique and timely opportunity for NorthWestern’s shareholders to realize full value for their shares in a transaction that has minimal execution risk. The Transaction provides an opportunity to share in the prospects generated by establishing with Black Hills a larger, more profitable regional utility, with an excellent foundation for long-term growth. We look forward to hearing from you and welcome the opportunity for further discussion.

Sincerely,

/s/ David R. Emery

David R. Emery

Chairman, President and CEO

***

Caution Regarding Forward Looking Statements:

This document includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including our statements relating to the proposed merger with NorthWestern and its anticipated benefits if consummated, are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the risk factors described in Items 1 and 2 of our 2004 Annual Report on Form 10-K, in Item 2 of Part I of our quarterly reports on Form 10-Q filed with the SEC, and the following:

Proposed Merger Risks and Uncertainties

• Our business and the business of NorthWestern may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

• Expected combination benefits from the proposed merger may not be fully-realized or realized within the expected time frame;

• The NorthWestern stockholders and/or our shareholders may not approve the merger;

• The regulatory approvals and any other required approvals in connection with the merger may not be obtained on the proposed terms or on the anticipated schedule;

• Revenues following the merger may be lower than expected; and

• Operating costs, customer loss and business disruption, including difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the merger.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information:

Investors and securityholders are urged to read the disclosure documents regarding the proposed merger when they become available because they will contain important information. Investors and securityholders will be able to obtain a free copy of such disclosure documents when they become available, as well as other filings containing information about Black Hills and NorthWestern, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the disclosure documents and the filings with the SEC that will be incorporated by reference in such disclosure documents can also be obtained without charge, when they become available, by directing a request to Shareholder Relations, Black Hills Corporation, P.O. Box 1400, Rapid City, SD 57709, Telephone Number: (605) 721-1700.

The directors and executive officers of Black Hills may be deemed to be participants in the solicitation of proxies from Black Hills shareholders and NorthWestern stockholders in respect of the proposed merger. Information regarding the directors and executive officers of Black Hills is currently available in its proxy statement filed with the SEC by Black Hills on April 15, 2005. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the disclosure documents and other relevant materials that will be filed by Black Hills with the SEC when they become available.

Any information concerning NorthWestern contained in this document has been taken from, or is based upon, publicly available information. Although Black Hills does not have any information that would indicate that the information contained in this document that has been taken from such documents is inaccurate or incomplete, Black Hills does not take any responsibility for the accuracy or completeness of such information.